EX. 99.23(m)(ii)

                              AMENDED AND RESTATED
                            CLASS A DISTRIBUTION PLAN

                                       OF

                            EXECUTIVE INVESTORS TRUST

      WHEREAS, EXECUTIVE INVESTORS TRUST (the "Fund") is a diversified open-end management investment company duly registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Fund employs one or more broker-dealers as distributors of its shares ("Underwriter") pursuant to a written agreement ("Underwriting Agreement");

      WHEREAS, Rule 12b-1 under the 1940 Act permits registered investment companies to bear certain expenses associated with the distribution of their shares;

      WHEREAS, the Fund offers multiple classes of shares for purchase by shareholders;

      WHEREAS, the Board of Trustees believes that payment of certain expenses associated with the distribution of Class A shares of the Fund and the servicing or maintenance of such Class A shareholder accounts would be beneficial to the Fund and its shareholders; and

      WHEREAS, the Fund, on behalf of its separate designated series presently existing or hereafter established (individually and collectively, "Series"), wishes to adopt a plan under Rule 12b-1 to permit each Series to pay some of the expenses involved in distributing its Class A shares and the servicing or maintenance of its Class A shareholder accounts; and

      NOW, THEREFORE, in consideration of the foregoing, the Fund hereby adopts the following distribution plan in accordance with Rule 12b-1 (the "Class A Plan"):

      1. PAYMENT OF THE FEE. Pursuant to one or more Underwriting Agreements which the Fund can enter into from time to time and the Class A Plan, each Series shall pay as compensation for the Underwriter's services an annualized Rule 12b-1 fee of up to an aggregate of 0.30 of 1% of each Series' average daily net assets attributable to Class A shares (referred to herein as the "Class A 12b-1 fee"). The Class A 12b-1 fee is payable by each Series monthly or at such intervals as shall be determined by the Board of Trustees in the manner provided for approval of the Class A Plan in paragraph 5(a). The Class A 12b-1 fee shall consist of a distribution fee and a service fee, in such proportions as shall be determined from time to time by the Board of Trustees in the manner provided for approval of the Class A Plan in paragraph 5(a). The Class A 12b-1 fee shall be payable regardless of whether that amount exceeds or is less than the actual expenses incurred by the Underwriter in distributing Class A shares of such Series in a particular year.

      2. EXPENSES DIFFERENT FROM ANNUAL RATE. To the extent that the Class A 12b-1 fee paid by each Series in a particular year exceeds actual expenses

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attributable  to Class A Shares  incurred by an  Underwriter  in that year,  the
Underwriter would realize a profit in that year. If the expenses attributable to Class A Shares incurred by an Underwriter in a particular year are greater than the Class A 12b-1 fee, the Underwriter would incur a loss in that year and would not recover from such Series such excess of expenses attributable to Class A Shares over the Class A 12b-1 fee unless actual expenses attributable to Class A shares incurred in a subsequent year in which the Class A Plan remained in effect were less than the Class A 12b-1 fee paid under the Class A Plan in that year.

      3. DISTRIBUTION AND SERVICE FEES. "Distribution" fees are fees paid for the distribution of the Series' Class A shares, including continuing payments to registered representatives and dealers for sales of such shares, the costs of printing and dissemination of sales material or literature, prospectuses used as sales material and reports or proxy material prepared for the Series' Class A shareholders to the extent that such material is used in connection with the sales of the Series' Class A shares, and general overhead of an Underwriter. "Service" fees are fees paid for services related to the maintenance and servicing of existing Class A shareholder accounts, including shareholder liaison services, whether provided by individual representatives, dealers, an Underwriter or others entitled to receive such fees.

      4. REPORTS TO TRUSTEES. Quarterly and annually in each year that the Class A Plan remains in effect, the Treasurer of the Fund shall prepare and furnish to the Board of Trustees of the Fund a written report of the amounts so expended and the purposes for which such expenditures were made under the Class A Plan. The Board of Trustees will promptly review the Treasurer's report.

      5. APPROVAL OF PLAN. The Class A Plan shall become effective with respect to any Series of the Fund immediately upon the approval by the majority vote of
(a) the Fund's Board of Trustees and of the Trustees who are not "interested persons" of the Fund, within the meaning of the 1940 Act, and have no direct or indirect financial interest in the operation of the Class A Plan or in any agreements related to the Class A Plan (the "Independent Trustees") cast in person at a meeting called for the purpose of voting on such Class A Plan and
(b) the outstanding Class A voting securities of such Series, voting separately from any other class or Series of the Fund, which for this purpose is defined in
Section 2(a)(42) of the 1940 Act and means the lesser of (1) more than 50% of the outstanding shares, or (2) 67% or more of the shares present or represented at a shareholders meeting if more than 50% of the outstanding shares are represented at the meeting in person or by proxy, whichever is less.

      6. TERMINATION OF PLAN. The Class A Plan can be terminated by any Series at any time without the payment of any penalty by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Class A voting securities of such Series, voting separately from any other class or Series of the Fund (as defined in Section 2(a)(42) of the 1940 Act), on not more than 60 days' written notice to any other party to the Class A Plan.

      7. AMENDMENTS. Any material amendment to the Class A Plan with respect to any Series may not be instituted without the approval of a majority of the


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Fund's  Board of Trustees  and the  Independent  Trustees  and a majority of the outstanding Class A voting securities of such Series, voting separately from any other class or Series of the Fund (as defined in the 1940 Act). If Class B shares of any Series are convertible into Class A shares, and if such Series implements any amendment to the Class A Plan that would increase materially the amount that may be borne by the Class A shareholders under the Class A Plan, then Class B shares will stop converting into Class A shares unless the holders of a majority of Class B shares of such Series, voting separately as a class (as defined in the 1940 Act), also approve the amendment.

      8. NOMINATION OF TRUSTEES. While the Class A Plan shall be in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of the Independent Trustees then in office.

      9. TERM. The Class A Plan shall remain in effect with respect to any Series for one year from the date of its approval in accordance with Rule 12b-1(b) of the 1940 Act and may continue thereafter only if the Class A Plan is approved at least annually by either the Board of Trustees or by a vote of a majority of the outstanding Class A voting securities of such Series, voting separately from any other class or Series of the Fund, and in either case by a majority vote of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Class A Plan.

      10. PAYMENTS OUTSIDE OF THE PLAN. To the extent any payments made by any Series to its investment advisor, its transfer agent or any company affiliated with an Underwriter, may be deemed to be indirect financing of any monies paid by the Underwriter or investment advisor out of their own assets for distribution expenses, such payments are permissible under the Class A Plan. Permissible payments may include, but are not limited to, the payment by the Series of investment advisory and service fees.

      11. MASSACHUSETTS BUSINESS TRUST. It is understood and agreed that the obligations under the Class A Plan are not binding upon any officer and/or Trustee of the Fund individually or upon the Fund's shareholders individually; rather, these obligations are binding upon the assets and property of the Fund.

      12. TREATMENT OF EXPENSES. The Trustees, including all of the Independent Trustees, have determined that the Class A 12b-1 fee will not be an operating expense of the Series. However, while it is expected that the payments under the Class A Plan will be excluded from each Series' total expenses for purposes of determining compliance with any state expense limitation, whether any expenditure under the Class A Plan is subject to any such state expense limitation will depend upon the nature of the expenditure and the terms of the state regulation imposing the limitation. In any event, the amounts paid under the Class A Plan will be an expense for accounting purposes.

Dated: November, 1990, and as amended and restated September 22, 1994, and December 18, 2000.


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